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                                                                      EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT


The Jefferson Heritage Bank
    401(k) Savings Plan Committee:

We consent to the incorporation by reference in the registration statement No. 333-66960 on Form S-8 of Union Planters Corporation of our report dated June 14, 2002, with respect to the statements of assets available for plan benefits as of December 31, 2001 and 2000, and the related statements of changes in assets available for plan benefits for the years then ended, and the related schedule, which report appears in the December 31, 2001, annual report on Form 11-K of the Jefferson Savings and Loan Association 401(k) Savings Plan.

/s/ KPMG LLP



St. Louis, Missouri
June 28, 2002